Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2015 Full-Year and Fourth-Quarter Results

Execution Delivers 6% Sales Growth and 13% Adjusted EBITDA Growth for the Full-Year Versus Prior Year

Fiscal 2015 Results

•       Net Sales increased 6 percent to $7,388 million

•       Operating Income improved 30 percent to $736 million

•       Adjusted EBITDA increased 13 percent to $878 million

•       Adjusted Net Income per diluted share increased $0.84 to $1.74 (Net Income per diluted share of $7.31)

Fourth-Quarter Results

•       Net Sales increased 7 percent to $1,648 million

•       Operating Income improved 8 percent to $130 million

•       Adjusted EBITDA increased 8 percent to $167 million

•       Adjusted Net Income per diluted share increased $0.24 to $0.27 (Net Income per diluted share of $4.33)

ATLANTA, GA — March 15, 2016 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $7 billion for the full-year fiscal 2015 ended January 31, 2016, an increase of $418 million, or 6.0 percent, as compared to fiscal 2014.  The company believes its sales performance represents growth of approximately 300 - 400 basis points in excess of its market growth estimate.

“I am extremely pleased with the team’s performance in fiscal 2015. We delivered 6 percent net sales growth, 13 percent Adjusted EBITDA growth and Adjusted Net Income per Diluted Share of $1.74, despite a challenging and uncontrollable environment,” stated Joe DeAngelo, Chairman and CEO of HD Supply. “We focused on what we could control and delivered strong profitable growth in excess of market, operating leverage and cash flow.”

Gross profit increased $192 million, or 8.5 percent, to $2,456 million for the full-year fiscal 2015 as compared to $2,264 million for the full-year fiscal 2014.  Gross profit was 33.2 percent of Net sales for the full-year fiscal 2015, up approximately 70 basis points from 32.5 percent of Net sales for the full-year fiscal 2014.  Despite a challenging environment, the company saw improvement in Gross profit as a percentage of Net sales, driven by category management initiatives and favorable product and services mix.

Operating income increased $169 million, or 29.8 percent, to $736 million for the full-year fiscal 2015 as compared to $567 million for the full-year fiscal 2014. Operating income as a percentage of Net sales was 10.0 percent for the full-year fiscal 2015, up approximately 190 basis points from 8.1 percent for the full-year fiscal 2014. The improvement in operating income as a percentage of Net sales is a result of gross margin expansion, cost productivity initiatives and a reduction of amortization expense on certain acquisition-related intangible assets.

Adjusted EBITDA increased $103 million, or 13.3 percent, to $878 million for the full-year fiscal 2015 as compared to $775 million for the full-year fiscal 2014. Adjusted EBITDA as a percentage of Net sales was 11.9 percent for the full-year fiscal 2015, up approximately 80 basis points from 11.1 percent for the full-year fiscal 2014. The increase in Adjusted EBITDA reflects the continued focus on initiative execution to drive growth in excess of estimates of market growth, category management and cost discipline.

Net income increased $1,469 million, to $1,472 million for the full-year fiscal 2015 as compared to $3 million for the full-year fiscal 2014. Net income for full-year fiscal 2015 included a $1,007 million tax benefit resulting from the reversal of our deferred tax asset valuation allowance and a $189 million non-cash tax credit from the settlement of an IRS audit, a $186 million pre-tax gain on the sale of the Power Solutions business unit and $100 million loss on extinguishment and modification of debt.  Net income per diluted share increased $7.29, to $7.31 for the full-year fiscal 2015 as compared to $0.02 for the full-year fiscal 2014.

Adjusted net income increased $172 million, or 96.1 percent, to $351 million for the full-year fiscal 2015 as compared to $179 million for the full-year fiscal 2014.  Adjusted net income per diluted share was $1.74 in the full-year fiscal 2015, as compared to $0.90 in the full-year fiscal 2014. The increase in Adjusted net income is primarily attributable to sales growth, gross margin expansion, the leverage of fixed costs through sales volume increases, and a reduction in interest expense.

Fourth-Quarter 2015 Results

Net Sales increased $105 million, or 6.8 percent, to $1,648 million for the fourth quarter of fiscal 2015 as compared to $1,543 million for the fourth quarter of fiscal 2014.

Gross profit increased $44 million, or 8.7 percent, to $551 million for the fourth quarter of fiscal 2015 as compared to $507 million for the fourth quarter of fiscal 2014. Gross profit was 33.4 percent of Net sales for the fourth quarter of fiscal 2015, up approximately 50 basis points from 32.9 percent of Net sales for the fourth quarter of 2014.

Operating income increased $10 million, or 8.3 percent, to $130 million for the fourth quarter of fiscal 2015 as compared to $120 million for the fourth quarter of fiscal 2014. Operating income as a percentage of Net sales was 7.9 percent for the fourth quarter of fiscal 2015, up approximately 10 basis points from 7.8 percent for the fourth quarter of fiscal 2014.

Adjusted EBITDA increased $12 million, or 7.7 percent, to $167 million for the fourth quarter of fiscal 2015 as compared to $155 million for the fourth quarter of fiscal 2014. Adjusted EBITDA as a percentage of Net sales was 10.1 percent for the fourth quarter of fiscal 2015, up approximately 10 basis points from 10.0 percent for the fourth quarter of fiscal 2014.

Net income increased $964 million to $871 million for the fourth quarter of fiscal 2015 as compared to a $93 million Net loss for the fourth quarter of fiscal 2014. Net income for the fourth quarter of fiscal 2015 included a $1,007 million tax benefit resulting from the reversal of our deferred tax asset valuation allowance.  Net income per diluted share increased $4.81, to $4.33 for the fourth quarter of fiscal 2015 as compared to a $0.48 Net loss per diluted share for the fourth quarter of fiscal 2014.

Adjusted net income increased $48 million to $55 million for the fourth quarter of fiscal 2015 as compared to $7 million for the fourth quarter of fiscal 2014.  Adjusted net income per diluted share was $0.27 in the fourth quarter of fiscal 2015, as compared to $0.03 in the fourth quarter of fiscal 2014.

As of January 31, 2016, HD Supply’s combined liquidity of approximately $1,311 million was comprised of $269 million in cash and cash equivalents and $1,042 million of additional available borrowings under HD Supply, Inc.’s senior asset-backed lending facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Full-Year Results

Net sales increased $180 million, or 7.2 percent, to $2,690 million in the full-year fiscal 2015, as compared to $2,510 million for the full-year fiscal 2014.  Adjusted EBITDA increased $38 million, or 7.7 percent, to $529 million for the full-year fiscal 2015 as compared to $491 million for the full-year fiscal 2014.  Adjusted EBITDA as a percentage of Net sales was 19.7 percent for the full-year fiscal 2015, up approximately 10 basis points from 19.6 percent for the full-year fiscal 2014.

Fourth Quarter Results

Net sales increased $46 million, or 8.2 percent, to $606 million in the fourth quarter of fiscal 2015, as compared to $560 million for the fourth quarter of fiscal 2014.  Adjusted EBITDA declined $2 million, or 1.9 percent, to $102 million for the fourth quarter of fiscal 2015 as compared to $104 million for the fourth quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales was 16.8 percent for the fourth quarter of fiscal 2015, down approximately 180 basis points from 18.6 percent for the fourth quarter of fiscal 2014.  Included in fourth quarter results was a $5 million impairment charge for excess inventory.

Waterworks

Full-Year Results

Net sales increased $83 million, or 3.4 percent, to $2,510 million in the full-year fiscal 2015, as compared to $2,427 million for the full-year fiscal 2014.  Adjusted EBITDA increased $24 million, or 12.1 percent, to $222 million for the full-year fiscal 2015 as compared to $198 million for the full-year fiscal 2014.  Adjusted EBITDA as a percentage of Net sales was 8.8 percent for the full-year fiscal 2015, up approximately 60 basis points from 8.2 percent for the full-year fiscal 2014.

Fourth Quarter Results

Net sales increased $17 million, or 3.3 percent, to $533 million in the fourth quarter of fiscal 2015, as compared to $516 million for the fourth quarter of fiscal 2014.  Adjusted EBITDA increased $5 million, or 13.9 percent, to $41 million for the fourth quarter of fiscal 2015 as compared to $36 million for the fourth quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales was 7.7 percent for the fourth quarter of fiscal 2015, up approximately 70 basis points from 7.0 percent for the fourth quarter of fiscal 2014.

Construction & Industrial — White Cap

In the fourth quarter of fiscal 2015, management combined the reporting of the HD Supply Canada business unit with the Construction & Industrial — White Cap business unit, reflecting the continued integration of our Canadian Brafasco business into Construction & Industrial — White Cap.  All periods presented have been revised to reflect the combined business unit.

Full-Year Results

Net sales increased $163 million, or 10.4 percent, to $1,733 million in the full-year fiscal 2015, as compared to $1,570 million for the full-year fiscal 2014.  Adjusted EBITDA increased $44 million, or 37.9 percent, to $160 million for the full-year fiscal 2015 as compared to $116 million for the full-year fiscal 2014.  Adjusted EBITDA as a percentage of Net sales was 9.2 percent for the full-year fiscal 2015, up approximately 180 basis points from 7.4 percent for the full-year fiscal 2014.

Fourth Quarter Results

Net sales increased $43 million, or 12.1 percent, to $399 million in the fourth quarter of fiscal 2015, as compared to $356 million for the fourth quarter of fiscal 2014.  Adjusted EBITDA increased $10 million, or 50.0 percent, to $30 million for the fourth quarter of fiscal 2015 as compared to $20 million for the fourth quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales was 7.5 percent for the fourth quarter of fiscal 2015, up approximately 190 basis points from 5.6 percent for the fourth quarter of fiscal 2014.

Fourth-Quarter Monthly Sales Performance

Net sales for November, December and January of fiscal 2015 were $534 million, $506 million and $608 million, respectively.  There were 18 selling days in November, 19 selling days in December and 24 selling days in January.  Average year-over-year daily sales growth for November, December and January was 6.0 percent, 11.4 percent and 4.1 percent, respectively.

Deferred Tax Assets Valuation Allowance

In the fourth quarter of fiscal 2015, management determined that it is more likely than not that a significant portion of our U.S. deferred tax assets will be realized. Accordingly, in the fourth quarter of fiscal 2015, we reversed substantially all of our valuation allowance on our net U.S. deferred tax assets, resulting in a $1,007 million benefit in our provision for income taxes.

Financial Leverage

In the fourth quarter of fiscal 2015, the ratio of Net debt(1) to Adjusted EBITDA was 4.6 times, reduced approximately 1.5 turns since fiscal year end 2014.

Restructuring

In September 2015, we announced a restructuring charge of approximately $10 to $20 million, comprised primarily of severance, relocation and related costs.  We incurred approximately $6 million in the fourth quarter of fiscal 2015 and $10 million in full year fiscal 2015.  We expect to substantially complete the restructuring by the third quarter of 2016. We continue to expect a payback on the overall charge through a permanent reduction in cost within two years.

Preliminary Sales Results

Preliminary Net sales in February were $520 million, which represents year-over-year average daily sales growth of 8.8 percent.  Preliminary February year-over-year average daily sales growth by business was Facilities Maintenance 9.5 percent, Waterworks 6.4 percent, and Construction & Industrial 12.2 percent.  There were 20 selling days in February.

Fiscal Year 2016 and First-Quarter 2016 Outlook

For fiscal year 2016, the company estimates end market growth of approximately 3 percent. The company estimates 300 basis points of sales growth in excess of the estimated market growth and operating leverage in the range of 1.5 to 2.0 times for fiscal year 2016.

For first quarter 2016, the company anticipates Net sales to be in the range of $1,810 million to $1,860 million, Adjusted EBITDA in the range of $205 million to $215 million, and Adjusted net income per diluted share in the range of $0.45 to $0.50.  The first quarter 2016 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 201 million.

(1)  Net Debt: Total of Long Term debt and Current installments of long-term debt, less cash and cash equivalents.

The company will provide further specifics on the first quarter and fiscal year 2016 outlook during the fiscal 2015 full-year and fourth quarter earnings conference call and in the earnings call presentation materials.

Fiscal 2015 Fourth-Quarter and Full-Year Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, March 15, 2016 at 8:00 a.m. (Eastern Time) to discuss its fourth-quarter and full-year fiscal 2015 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss), Adjusted net income (loss) per share and Net Debt. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and specialty construction sectors. Through approximately 550 locations across 48 U.S. states and six Canadian provinces, the company’s approximately 14,000 associates provide localized, customer-driven services including jobsite delivery, will-call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended February 1, 2015 and to the Form 10-K for the fiscal year ended January 31, 2016 expected to be filed within approximately one week and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	February 1, 2015	January 31, 2016	February 1, 2015
Net Sales	$1,648	$1,543	$7,388	$6,970
Cost of sales	1,097	1,036	4,932	4,706
Gross Profit	551	507	2,456	2,264
Operating expenses:
Selling, general and administrative	388	358	1,599	1,510
Depreciation and amortization	27	29	111	181
Restructuring	6	—	10	6
Total operating expenses	421	387	1,720	1,697
Operating Income	130	120	736	567
Interest expense	83	115	394	462
Loss on extinguishment & modification of debt	—	106	100	108
Other (income) expense, net	—	—	1	(3)
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	47	(101)	241	—
Provision (benefit) for income taxes	(930)	1	(1,085)	42
Income (Loss) from Continuing Operations	977	(102)	1,326	(42)
Income (loss) from discontinued operations, net of tax	(106)	9	146	45
Net Income (Loss)	$871	$(93)	$1,472	$3
Other comprehensive income (loss) — foreign currency translation adjustment	(4)	(12)	12	(13)
Total Comprehensive Income (Loss)	$867	$(105)	$1,484	$(10)

Weighted Average Common Shares Outstanding (thousands)
Basic	198,276	194,429	197,011	193,962
Diluted	201,156	194,429	201,308	193,962

Basic Earnings Per Share(1):
Income (Loss) from Continuing Operations	$4.93	$(0.52)	$6.73	$(0.22)
Income (Loss) from Discontinued Operations	$(0.53)	$0.05	$0.74	$0.23
Net Income (Loss)	$4.39	$(0.48)	$7.47	$0.02
Diluted Earnings Per Share(1):
Income (Loss) from Continuing Operations	$4.86	$(0.52)	$6.59	$(0.22)
Income (Loss) from Discontinued Operations	$(0.53)	$0.05	$0.73	$0.23
Net Income (Loss)	$4.33	$(0.48)	$7.31	$0.02

___________________________

(1)May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	January 31, 2016	February 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$269	$85
Receivables, less allowance for doubtful accounts of $14 and $14	903	868
Inventories	781	784
Deferred tax asset	—	9
Current assets of discontinued operations	—	509
Other current assets	30	43
Total current assets	1,983	2,298
Property and equipment, net	326	340
Goodwill	2,869	2,869
Intangible assets, net	130	145
Deferred tax asset	685	1
Non-current assets of discontinued operations	—	295
Other assets	23	29
Total assets	$6,016	$5,977
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$508	$510
Accrued compensation and benefits	145	144
Current installments of long-term debt	9	34
Current liabilities of discontinued operations	—	217
Other current liabilities	209	230
Total current liabilities	871	1,135
Long-term debt, excluding current installments	4,302	5,140
Deferred tax liabilities	—	166
Other liabilities	99	296
Total liabilities	5,272	6,737
Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 200.1 million and 196.0 million shares issued and outstanding at January 31, 2016 and February 1, 2015, respectively	2	2
Paid-in capital	3,909	3,818
Accumulated deficit	(3,150)	(4,540)
Accumulated other comprehensive loss	(16)	(28)
Treasury stock, at cost, 0.06 million and 0.4 million shares at January 31, 2016 and February 1, 2015, respectively	(1)	(12)
Total stockholders’ equity (deficit)	744	(760)
Total liabilities and stockholders’ equity	$6,016	$5,977

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Fiscal Year Ended
	January 31, 2016	February 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,472	$3
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	134	226
Provision for uncollectibles	8	7
Non-cash interest expense	23	25
Payment of discounts upon extinguishment of debt	(12)	(1)
Loss on extinguishment & modification of debt	100	108
Gain on sales of businesses	(186)	(8)
Stock-based compensation expense	16	17
Deferred income taxes	(839)	55
Other	(4)	—
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(63)	(90)
(Increase) decrease in inventories	(38)	(71)
(Increase) decrease in other current assets	11	18
(Increase) decrease in other assets	—	—
Increase (decrease) in accounts payable and accrued liabilities	(14)	1
Increase (decrease) in other long-term liabilities	(186)	5
Net cash provided by (used in) operating activities	422	295
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(86)	(119)
Proceeds from sales of property and equipment	3	5
Proceeds from sales of businesses	809	198
Net cash provided by (used in) investing activities	726	84
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	74	48
Purchase of treasury shares	(71)	(52)
Borrowings of long-term debt	287	1,270
Repayments of long-term debt	(1,152)	(1,385)
Borrowings on long-term revolver debt	784	878
Repayments on long-term revolver debt	(880)	(1,142)
Debt issuance and modification costs	(6)	(21)
Other financing activities	2	—
Net cash provided by (used in) financing activities	(962)	(404)
Effect of exchange rates on cash and cash equivalents	(2)	(5)
Increase (decrease) in cash and cash equivalents	$184	$(30)
Cash and cash equivalents at beginning of period	85	115
Cash and cash equivalents at end of period	$269	$85

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	February 1, 2015	January 31, 2016	February 1, 2015
Facilities Maintenance
Net Sales	$606	$560	$2,690	$2,510
Adjusted EBITDA	102	104	529	491
Depreciation(i) & Software Amortization	9	13	43	50
Other Intangible Amortization	2	1	6	57

Waterworks
Net Sales	$533	$516	$2,510	$2,427
Adjusted EBITDA	41	36	222	198
Depreciation(i) & Software Amortization	3	4	11	11
Other Intangible Amortization	—	—	2	3

Construction & Industrial — White Cap
Net Sales	$399	$356	$1,733	$1,570
Adjusted EBITDA	30	20	160	116
Depreciation(i) & Software Amortization	7	6	26	22
Other Intangible Amortization	—	—	1	14

(i)            Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the first quarter of fiscal 2016 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	February 1, 2015	January 31, 2016	February 1, 2015
Net income (loss)	$871	$(93)	$1,472	$3
Less income (loss) from discontinued operations, net of tax	(106)	9	146	45
Income (loss) from continuing operations	977	(102)	1,326	(42)
Interest expense, net	83	115	394	462
Provision (benefit) for income taxes (i)	(930)	1	(1,085)	42
Depreciation and amortization (ii)	28	30	116	186
Stock-based compensation	2	5	16	17
Restructuring charges (iii)	6	—	10	6
Loss on extinguishment & modification of debt (iv)	—	106	100	108
Costs related to secondary offerings (v)	—	—	1	2
Other	1	—	—	(6)
Adjusted EBITDA	$167	$155	$878	$775

(i)                                    During the three months and fiscal year ended January 31, 2016, the Company recorded a $1,007 million tax benefit for the reversal of substantially all of its deferred tax asset valuation allowance. During the fiscal year ended January 31, 2016, the Company recorded a $189 million tax benefit for the reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(ii)                                Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(iii)                            Represents the costs incurred for strategic alignment of workforce and branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(iv)                              Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the cost of debt modification.

(v)                                  Represents the costs expensed in connection with secondary offerings of the Company’s common stock by certain of the Company’s stockholders.

Adjusted Net Income

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	February 1, 2015	January 31, 2016	February 1, 2015
Net income (loss)	$871	$(93)	$1,472	$3
Less income (loss) from discontinued operations, net of tax	(106)	9	146	45
Income (loss) from continuing operations	977	(102)	1,326	(42)
Provision (benefit) for income taxes (i)	(930)	1	(1,085)	42
Cash paid for income taxes (ii)	(2)	(2)	(16)	(12)
Amortization of acquisition-related intangible assets (other than software)	4	4	15	80
Restructuring charges (iii)	6	—	10	6
Loss on extinguishment & modification of debt (iv)	—	106	100	108
Costs related to secondary offerings (v)	—	—	1	2
Other	—	—	—	(5)
Adjusted net income	$55	$7	$351	$179

(i)                        During the three months and fiscal year ended January 31, 2016, the Company recorded a $1,007 million tax benefit for the reversal of substantially all of its deferred tax asset valuation allowance. During the fiscal year ended January 31, 2016, the Company recorded a $189 million tax benefit for the reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(ii)                    Cash paid for income taxes in fiscal 2014 excludes a $27 million settlement of the IRS’s audit of the Company’s U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009.

(iii)                Represents the costs incurred for strategic alignment of workforce and branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(iv)                  Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(v)                      Represents the costs expensed in connection with the secondary offerings of the Company’s common stock by certain of the Company’s shareholders.